Exhibit 99.1

CONTACT:	Marie Remboulis –248/354-9809

Federal-Mogul Reports Third Quarter 2005 Results

Southfield, Michigan, October 21, 2005…Federal-Mogul Corporation (OTC Bulletin Board: FDMLQ) today reported its financial results for the three and nine-month periods ended September 30, 2005.

Financial Summary (in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Net sales	$1,500	$1,508	$4,799	$4,626
Gross margin	234	283	801	900
Earnings (loss) from continuing operations before income taxes	(48)	6	(56)	21

Federal-Mogul reported net sales of $1,500 million for the three-month period ended September 30, 2005, consistent with the comparable period of 2004. For the nine-month period ended September 30, 2005, net sales increased by $173 million, or 4%, to $4,799 million when compared to the same period of 2004, of which $82 million is due to favorable foreign currency.

Gross margin for the three and nine-month periods ended September 30, 2005, when compared to the same periods of 2004, decreased by $49 million and $99 million, respectively. Increased pension costs adversely affected gross margin for the three and nine month periods ended September 30, 2005 by $14 million and $43 million, respectively. While raw material costs for the three months ended September 30, 2005 were comparable with those of the same period in 2004, raw material cost inflation reduced gross margin for the nine months ended September 30, 2005 by $40 million. Both the three and nine month periods ended September 30, 2005 were further impacted by other factors, primarily unfavorable volume and product mix. Management continues to identify and implement cost reduction and pricing strategies to mitigate the impact of these adverse factors.

Federal-Mogul reported a loss from continuing operations before income taxes for the three-month period ended September 30, 2005 of $48 million compared with earnings from continuing operations before income taxes of $6 million for the same period of 2004. For the nine-month period ended September 30, 2005, the Company reported a loss from continuing operations before income taxes of $56 million, a decrease of $78 million from the same period of 2004. In addition to those same factors affecting gross margin, the year over year declines in results from continuing operations are primarily attributable to the impact of higher average interest rates, and the non-recurrence of a one-time gain recorded against Chapter 11 costs during third quarter of 2004, partially offset by reduced selling, general and administrative expenses.

Management believes that Operational EBITDA provides useful information as it most closely approximates the cash flow associated with the operational earnings of the Company. Additionally, management uses Operational EBITDA to measure the profitability performance of its operations. Operational EBITDA is defined to include discontinued operations and exclude impairment charges, Chapter 11 and Administration expenses, restructuring costs, income tax expense, interest expense, depreciation and amortization.

The Company reported Operational EBITDA of $115 million and $401 million for the three and nine month periods ended September 30, 2005, respectively. When compared to the same period of 2004, Operational EBITDA decreased by $21 million and $46 million, respectively, including $17 million and $53 million of increased pension expense, respectively. A reconciliation of Operational EBITDA to the Company’s loss from continuing operations before income taxes for the three and nine-months ended September 30, 2005 has been provided.

Combining cash provided from operating activities with cash used by investing activities, the Company has generated positive cash inflows of $47 million for the nine months ended September 30, 2005, compared with $83 million for the comparable period of 2004.

“While our year-over-year net sales increased, several industry-wide challenges, such as increased pension expense, the continued high cost of raw materials, and higher interest rates, impacted our financial performance” said Chairman, President and Chief Executive Officer José Maria Alapont. “We continue to drive our global profitable growth strategies, focusing on excellence in customer service and advancing our leading technology at the most competitive cost.”

About Federal-Mogul

Federal-Mogul is a global supplier of automotive components, sub-systems, modules and systems serving the world’s original equipment manufacturers and the aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal-Mogul is focused on global profitable growth to create value for and bring greater satisfaction to its customers, employees, and stakeholders.

Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899. On October 1, 2001, Federal-Mogul decided to separate its asbestos liabilities from its true operating potential by voluntarily filing for financial restructuring under Chapter 11 of the Bankruptcy Code in the United States and Administration in the United Kingdom. For more information on Federal-Mogul, visit the Company’s Web site at http://www.federal-mogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the results of the Chapter 11 and Administration proceedings, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

FEDERAL - MOGUL CORPORATION

STATEMENTS OF OPERATIONS

(Millions of Dollars, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Net sales	$1,500.4	$1,508.0	$4,799.0	$4,625.7
Cost of products sold	1,266.0	1,224.6	3,997.9	3,725.8

Gross margin	234.4	283.4	801.1	899.9

Selling, general and administrative expenses	215.9	235.4	691.9	711.2

Adjustment of long-lived assets to fair value	9.1	12.9	13.1	36.0
Interest expense, net	34.5	23.2	97.1	73.1
Chapter 11 and Administration related reorganization expenses	28.9	6.4	79.1	66.8
Equity earnings of unconsolidated affiliates	(8.9)	(8.2)	(30.2)	(28.4)
Other expense, net	2.5	7.7	6.4	19.8

Earnings (loss) from continuing operations before income taxes	(47.6)	6.0	(56.3)	21.4

Income tax expense	22.3	31.8	73.5	72.4

Loss from continuing operations	(69.9)	(25.8)	(129.8)	(51.0)

Loss from discontinued operations, net of income tax benefit	—	(8.4)	—	(12.6)

Net Loss	$(69.9)	$(34.2)	$(129.8)	$(63.6)

Basic and diluted loss per common share:

Loss from continuing operations	$(0.79)	$(0.30)	$(1.46)	$(0.59)
Loss from discontinued operations, net of income tax benefit	—	(0.09)	—	(0.14)

Net loss per common share	$(0.79)	$(0.39)	$(1.46)	$(0.73)

Weighted average shares outstanding (in millions)	89.1	87.1	89.1	87.1

FEDERAL - MOGUL CORPORATION

BALANCE SHEETS

(Millions of Dollars)

	(Unaudited) September 30 2005	December 31 2004
Current assets:
Cash and equivalents	$746.1	$700.6
Accounts receivable, net	1,089.0	1,049.5
Inventories, net	865.8	952.9
Prepaid expenses and other current assets	227.7	230.9

Total current assets	2,928.6	2,933.9

Property, plant and equipment, net	2,093.6	2,363.9
Goodwill and indefinite-lived intangible assets	1,278.7	1,283.7
Definite-lived intangible assets, net	305.7	335.3
Asbestos-related insurance recoverable	797.0	853.8
Prepaid pension costs	149.8	257.4
Other noncurrent assets	227.6	237.2

	$7,781.0	$8,265.2

Current liabilities:
Short-term debt, including current portion of long-term debt	$356.6	$309.6
Accounts payable	385.4	435.9
Accrued liabilities	535.9	559.7
Other current liabilities	120.9	145.6

Total current liabilities	1,398.8	1,450.8

Liabilities subject to compromise	5,996.4	6,018.5

Long-term debt	6.8	10.1
Postemployment benefits	2,215.2	2,355.9
Deferred income taxes	103.2	102.0
Other accrued liabilities	211.9	221.2
Minority interest in consolidated affiliates	31.8	32.4

Shareholders’ deficit:
Series C ESOP preferred stock	28.0	28.0
Common stock	445.3	445.3
Additional paid-in capital	2,152.1	2,148.0
Accumulated deficit	(3,397.7)	(3,267.9)
Accumulated other comprehensive loss	(1,410.8)	(1,279.1)

Total shareholders’ deficit	(2,183.1)	(1,925.7)

	$7,781.0	$8,265.2

FEDERAL - MOGUL CORPORATION

STATEMENTS OF CASH FLOWS

(Millions of Dollars)

(Unaudited)

	Nine Months Ended September 30
	2005	2004
Cash provided from (used by) operating activities
Net loss	$(129.8)	$(63.6)
Adjustments to reconcile net loss to net cash provided from operating activities:
Depreciation and amortization	263.6	251.4
Adjustment of long-lived assets to fair value	13.1	36.0
Change in postemployment benefits, including pensions	95.2	56.8
Deferred taxes	5.0	18.8
Increase in accounts receivable	(87.9)	(112.5)
Decrease (increase) in inventories, net of involuntary conversion in 2004	41.1	(141.7)
(Decrease) increase in accounts payable	(23.5)	78.5
Changes in other assets and liabilities	(18.3)	81.2
Insurance proceeds on involuntary conversion	—	55.5

Net cash provided from operating activities	158.5	260.4

Cash provided from (used by) investing activities
Expenditures for property, plant and equipment	(125.7)	(190.0)
Proceeds from the sale of property, plant and equipment	14.0	13.0

Net cash used by investing activities	(111.7)	(177.0)

Cash provided from (used by) financing activities
Proceeds from borrowings on DIP credit facility	50.7	90.0
Principal payments on DIP credit facility	—	(51.7)
Increase (decrease) in short-term debt	(0.4)	4.4
Decrease in other long-term debt	(2.4)	(0.2)

Net cash provided from financing activities	47.9	42.5

Effect of foreign currency exchange rate fluctuations on cash	(49.2)	(0.7)

Increase in cash and equivalents	45.5	125.2

Cash and equivalents at beginning of period	700.6	472.4

Cash and equivalents at end of period	$746.1	$597.6

FEDERAL - MOGUL CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(Millions of Dollars)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Earnings (loss) from continuing operations before income taxes	$(47.6)	$6.0	(56.3)	$21.4
Depreciation and amortization	85.0	84.7	263.6	251.4
Chapter 11 and Administration related reorganization expenses	28.9	6.4	79.1	66.8
Interest expense, net	34.5	23.2	97.1	73.1
Adjustment of assets to fair value	9.1	12.9	13.1	36.0
Restructuring expense	4.3	6.2	11.8	6.2
Finalization of 2004 Goodwill Impairment Charge	—	—	(7.7)	—
Discontinued operations and other	1.0	(3.7)	—	(8.4)

Operational EBITDA	$115.2	$135.7	400.7	$446.5